Filed Pursuant to Rule 424(b)(3)

Registration No. 333-138619

Prospectus

MESA LABORATORIES, INC.

120,783 SHARES

OF COMMON STOCK

The Issuer: We manufacture and distribute electronic measurement systems for various niche applications, including renal treatment, food processing, medical sterilization, pharmaceutical processing and other industrial applications. In May 2006, we acquired Raven Biological Laboratories, Inc., a manufacturer and marketer of a line of biological indicator products for use in validating and monitoring sterility of medical and other products. We are located at:

12100 West Sixth Avenue
Lakewood, Colorado 80228
(303) 987-8000

The Offering: All of the shares of common stock being offered in this prospectus have been issued by us to the shareholders who are offering them for sale. The selling shareholders can use this prospectus to sell all or part of the shares they own.

Nasdaq Global Market Trading Symbol: “MLAB”. On November 8, 2006, the last sales price of our common stock was $20.05 per share.

Proceeds From This Offering: The shareholders selling the common stock in this offering will receive all of the proceeds from their sale, minus any commissions or expenses they incur. We will not receive any of the proceeds of any sales of the common stock by the selling shareholders. We will bear all of the costs and expenses of registering the shares under the federal and state securities laws. These total costs and expenses are estimated to be $35,000.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning at page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 13, 2006.

You should only rely upon the information included in or incorporated by reference into this prospectus or in any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. This document may be used only where it is legal to sell these securities. The information in this document is accurate only as of the date of this document, regardless of the time of the delivery of this prospectus or of any sale of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file annual and quarterly reports and current reports on Form 8-K and other information with the U.S. Securities and Exchange Commission. You may read and copy any of our SEC filings at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about its Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our Internet address is http://www.mesalabs.com.

We have filed a registration statement on Form S-3 with the SEC that covers the resale of the common stock offered by this prospectus. This prospectus is a part of the registration statement, but the prospectus does not include all of the information included in the registration statement. You should refer to the registration statement for additional information about us and the common stock being offered in this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement may not be complete and you should review the referenced document itself for a complete understanding of its terms.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should be sure to review that information in order to understand the nature of any investment by you in the common stock. In addition to previously filed documents that are incorporated by reference, documents that we file with the SEC after the date of this prospectus will automatically update and, in some cases, supersede the information in the registration statement. The documents that we have previously filed and that are incorporated by reference include the following SEC filings (File No. 0-11740):

•	Our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006;

•	Our Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2006;

•	Our Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2006;

•	Each of our Reports on Form 8-K filed since March 31, 2006;

•	Our proxy statement for our annual meeting of shareholders to be held on December 8, 2006; and

•	The “Description of Securities” contained in our Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description.

All subsequent documents and reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the date that this offering is terminated will automatically be incorporated by reference into this prospectus. We will provide you upon written or oral request with copies of any of the documents incorporated by reference, at no charge to you; however, we will not deliver copies of any exhibits to those documents unless the exhibit itself is specifically incorporated by reference. If you would like a copy of any document, please write or call us at:

Mesa Laboratories, Inc.
12100 West Sixth Avenue
Lakewood, Colorado 80228
Attention: Corporate Secretary
Telephone: 303-987-8000
Facsimile: 303-987-8989

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information included at other sections of this prospectus. In addition, you should carefully consider the factors described under “Risk Factors” at page 9 of this prospectus.

Mesa Laboratories, Inc.

Mesa Laboratories, Inc. was incorporated as a Colorado corporation on March 26, 1982. We design, develop, acquire, manufacture and market instruments and disposable products utilized in connection with industrial applications and hemodialysis therapy. In August 1984, we acquired Western Laboratories Corp., a manufacturer and marketer of a line of instruments for use in calibrating hemodialysis proportioning equipment. In June 1989, we acquired the DATATRACE® product line of Ball Corporation. In February 1993, we acquired the assets of NUSONICS, Inc., a manufacturer of ultrasonic flow meters and analyzers. In December 1999, we acquired Automata Instrumentation, Inc., a manufacturer and marketer of a line of instruments for use in calibrating and verifying performance of hemodialysis equipment. In May 2006, we acquired Raven Biological Laboratories, Inc., a manufacturer and marketer of a line of biological indicator products for use in verifying sterility of medical and other products.

For industrial applications, which includes pharmaceutical, food and petrochemical, we presently market the DATATRACE® data logging systems, NUSONICS® Concentration Analyzers, Pipeline Interface Detectors and Flow Meter products and Raven Biological Indicators. For healthcare applications, we market two product lines used in kidney dialysis [Dialysate Meters and the ECHO Reprocessing Products] and Raven Biological Indicators, which are used by hospitals and dental offices to assure sterility. We are also performing research and development to expand the application of its technology.

Our executive offices are located at 12100 West Sixth Avenue, Lakewood, Colorado 80228, telephone (303) 987-8000.

DATATRACE® Data Loggers

DATATRACE® products have developed application niches within major industry segments such as food processing, medical sterilization, pharmaceutical processing, and textile manufacturing. DATATRACE® products are used in any industry where temperature, pressure or humidity is critical to the manufacturing process, quality of the product or where product temperature, pressure or humidity profiles are required in a continuous or moving process environment.

The DATATRACE products are self-contained, wireless, high precision, data loggers that are used in critical manufacturing, quality control, and transportation applications. They are used to measure temperature, humidity and pressure inside a process or inside a product during manufacturing. In addition, the DATATRACE products can be used to validate the proper operation of laboratory or manufacturing equipment, either during its installation or for annual re-certifications.

While there are a variety of different types of wireless data loggers available on the market, there are only a few that are rated as “intrinsically safe” and can operate at elevated temperatures, like the DATATRACE products. These are important differentiating factors for the DATATRACE products in the marketplace, and consequently, they are used by companies to control their most critical processes. Due to their higher accuracy and precision, along with the importance of the processes they are used to control, an important component of the DATATRACE product line is the calibration service that is provided by Mesa. Typically, each DATATRACE tracer is calibrated by Mesa’s calibration laboratory prior to shipment and then annually, for a re-certification fee, to verify its accuracy.

Raven Biological Indicator

The RAVEN product line consists of Biological Indicators (BI) and Chemical Indicators (CI) used to assess the effectiveness of sterilization processes, including steam, gas (such as ethylene oxide), and radiation. In use, the BI are exposed to a sterilization process and then tested to determine the presence of surviving organisms. Chemical Indicators are similar to BI, except that a chemical change (generally determined by color) is used to assess the exposure to sterilization conditions. BI and CI are often used together to monitor processes. RAVEN products are used to validate equipment and monitor the effectiveness of a process in any industrial or healthcare setting which uses sterilization. Key markets for RAVEN include dental offices, hospitals, medical device manufacturing, pharmaceutical manufacturing, and food processing.

Sonic Fluid Measurement

Our sonic fluid measurement product line consists of two major components: Sonic Flow Meters and Concentration Monitors. While the total market for flow meters is very large, the NUSONICS® Sonic Flow Meters best serve applications where cleanliness, resistance to corrosives or portability are required. Specific applications where the NUSONICS® products are particularly well suited include water treatment, chemical processing and heating, ventilation and air conditioning (HVAC) applications.

The Concentration Monitor component of the product line consists of Pipeline Interface Detectors and Concentration Analyzers. The Pipeline Interface Detector serves a smaller market niche while the Concentration Analyzers serve a wider variety of industry application, such as chemical, food, pharmaceutical and polymerization processes.

NUSONICS® Sonic Concentration Analyzers

Liquid composition can be determined by measuring sound velocity. Since the sound velocity of any liquid is unique, the relationship between sound velocity, liquid composition and temperature is different for every liquid. Once the relationship is known, sound velocity can be used to monitor changes in liquid composition, often with much greater precision than can be realized with other measuring devices. Composition Analyzers are marketed to various industrial users and have been tested on more than 250 different materials.

Kidney Hemodialysis Treatment

Patients with kidney failure (known as end stage renal disease, or ESRD) require the removal of toxic waste products and excess water through artificial means. This process is generally performed three times per week and is most often accomplished through the use of hemodialysis.

Hemodialysis requires the treatment to be conducted on a dialysis machine through the use of a disposable cartridge known as a dialyzer. Blood is brought extracorporally to the dialysis machine for control and monitoring and passes through the dialyzer where waste products and excess water are removed. This treatment generally lasts three to four hours and is conducted three times per week.

Dialysate Meters

Our Dialysate Meters are instruments that are used to test various parameters of the dialysis fluid (dialysate), and the proper calibration and operation of the dialysis machine. We manufacture two styles of Dialysate Meters; those designed for use by dialysis machine manufacturers and Biomedical Technicians and those used primarily by dialysis nurses.

The Offering

Securities Offered by the Selling Shareholders	A maximum of 120,783 shares of common stock. All of the common shares have been issued and are outstanding. A description of the issuance of the shares is included in this prospectus under “Selling Shareholders” on page 13.

Common Stock Outstanding as of November 8, 2006:	3,186,287 shares

Use of Proceeds	We will not receive any of the proceeds of sales of common stock by the selling shareholders.

Risk Factors	The shares of common stock offered hereby involve a high degree of risk. See “Risk Factors” on page 9.

Nasdaq Global Market Symbol	MLAB

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated into this prospectus by reference contain certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Mesa Labs that are based on the beliefs of the management of Mesa Labs as well as assumptions made by and information currently available to the management of Mesa Labs. Statements that are not based on historical facts, which can be identified by the use of such words as “likely,” “will,” “suggests,” “target,” “may,” “would,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants, are forward-looking. Such statements reflect the judgment of Mesa Labs as of the date of this prospectus and they involve many risks and uncertainties, such as those described below. These factors could cause actual results to differ materially from those predicted in any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We undertake no obligation to update forward looking statements.

RISK FACTORS

Investors should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks and investors may lose all or part of their investment. In assessing these risks, investors should also refer to the other information contained or incorporated by reference herein.

We face intense competition.

The markets for some of our current and potential products are intensely competitive. We face competition from companies that possess both larger sales forces and possess more capital resources. In addition, there are growing numbers of competitors for certain of our products.

Our growth depends on introducing new products and the efforts of third party distributors.

Our growth depends on the acceptance of our products in the marketplace, the penetration achieved by the companies which we sell to, and rely on, to distribute and represent our products, and our ability to introduce new and innovative products that meet the needs of the various markets we serve. There can be no assurance that we will be able to continue to introduce new and innovative products or that the products we introduce, or have introduced, will be widely accepted by the marketplace, or that the companies which we contract with to distribute and represent our products will continue to successfully penetrate our various markets. Our failure to continue to introduce new products or gain wide spread acceptance of our products would adversely affect our operations.

We depend on attracting new distributors and representatives for our products.

In order to successfully commercialize our products in new markets, we will need to enter into distribution arrangements with companies that can successfully distribute and represent our products into various markets.

Our products are extensively regulated which could delay product introduction or halt sales.

The process of obtaining and maintaining required regulatory approvals is lengthy, expensive and uncertain. Although we have not experienced any substantial regulatory delays to date, there is no assurance that delays will not occur in the future, which could have a significant adverse effect on our ability to introduce new products on a timely basis. Regulatory agencies periodically inspect our manufacturing facilities to ascertain compliance with “good manufacturing practices” and can subject approved products to additional testing and surveillance programs. Failure to comply with applicable regulatory requirements can, among other things, result in fines, suspension of regulatory approvals, product recalls, operating restrictions and criminal penalties. While we believe that we are currently in compliance, if we fail to comply with regulatory requirements, it could have an adverse effect on our results of operations and financial condition.

We may be unable to effectively protect our intellectual property.

Our ability to compete effectively depends in part on developing and maintaining the proprietary aspects of our technology and processes. We cannot assure you that the patents we have obtained, or any patents we may obtain, will provide any competitive advantages for our products. We also cannot assure you that those patents will not be successfully challenged, invalidated or circumvented in the future. In addition, we cannot assure you that competitors, many of which have substantial resources and have made substantial investments in competing technologies, have not already applied for or obtained, or will not seek to apply for or obtain, patents that will prevent, limit or interfere with our ability to make, use and sell our products either in the United States or in international markets. Patent applications are maintained in secrecy for a period after filing. We may not be aware of all of the patents and patent applications potentially adverse to our interests.

We may have product liability claims.

Our products involve a risk of product liability claims. Although we maintain product liability insurance at coverage levels which we believe are adequate, there is no assurance that, if we were to incur substantial liability for product liability claims, insurance would provide adequate coverage against such liability.

We face challenges in complying with certain sections of the Sarbanes-Oxley Act.

Like many smaller public companies, we face challenges in complying with the internal control requirements (Section 404) of the Sarbanes-Oxley Act. Under current frameworks, compliance in areas such as separation of duties, information system controls, etc. may prove problematic for a smaller company with limited human resources. We may also be forced to incur significant expense in order to comply with the law under current control frameworks and deadlines for implementation.

Changing accounting regulations may affect our operating results.

Our operating results may be adversely affected by new laws and accounting regulations that have either been recently enacted or which are under consideration and may include the following:

•	various regulations of the Sarbanes-Oxley Act, and
•	the mandatory expensing of employee stock options.

Our operating results may fluctuate.

Our results of operations may fluctuate significantly from quarter to quarter based on numerous factors including the following:

•	the introduction of new products;
•	the level of market acceptance of our products;
•	achievement of research and development milestones;
•	timing of the receipt of orders from, and product shipment to, major customers;
•	timing of expenditures;
•	timing of the expensing of employee stock options;
•	delays in educating and training our distributors’ and representatives’ sales forces;
•	manufacturing or supply delays;
•	product returns;
•	receipt of necessary regulatory approvals;
•	costs associated with implementing and maintaining compliance with the Sarbanes-Oxley Act; and
•	costs associated with expansion of our direct sales capabilities.

Changing industry trends may affect our operating results.

Various changes within the industries we serve may limit future demand for our products and may include the following:

•	changes in dialysis reimbursements;
•	increased availability of donated organs; and
•	mergers within the dialysis provider industry may make us more dependent upon fewer large customers for our sales.

We experience intense competition with respect to our products.

Some of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we have. As a result, some of these competitors are able to devote greater resources to the development, promotion, sale, and support of their products. In addition, our competitors that have larger market capitalization or cash reserves are better positioned than we are to acquire other companies in order to gain new technologies or products that may displace our product lines.

SELLING SHAREHOLDERS

On May 4, 2006, we entered into and completed a Share Exchange Agreement (the “Agreement”) by and among Mesa Laboratories, Inc., Raven Biological Laboratories, Inc. (“Raven”) and the Raven shareholders. Pursuant to the Agreement, we acquired from the Raven shareholders all of the issued and outstanding common stock of Raven in exchange for the issuance by us of 223,243 shares of our common stock and the payment by us of an aggregate of $2,606,246 (which excluded a holdback amount of $250,000 which was deposited into escrow) to the Raven shareholders.

Pursuant to the Agreement, we agreed to register at our expense all shares of our common stock issued to each Raven shareholder receiving less than 30,000 shares on the closing date and 80,000 shares of our common stock issued to each Raven shareholder receiving more than 30,000 shares on the closing date.

The foregoing description summarizes the material terms of the transaction and is qualified in its entirety by the Agreement (which was filed as an exhibit to our Current Report on Form 8-K filed on May 10, 2006, as amended on July 20, 2006).

By this prospectus, we are registering 120,783 shares of our common stock on behalf of the selling shareholders identified below. We have agreed to bear all expenses other than underwriting or selling commissions or any fees and disbursements of counsel to any of the selling shareholders in connection with the registration of these securities. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time.

The selling shareholders have not had any material relationship with us within the past three years except as follows:

•	effective as of the closing of the Agreement on May 4, 2006, Robert V. Dwyer was appointed to serve as a director on our board of directors (but not on any committees thereof); and
•	on July 31, 2006, we purchased the Raven Omaha manufacturing property for $1,400,000 from a partnership consisting of the selling shareholders:

•	Robert V. Dwyer and Marcia Dwyer, his wife
•	Robert V. Dwyer III
•	Coreen (Dwyer) Wees
•	R. Leo Dwyer
•	Eileen (Dwyer) Barnett

Other than in connection with the Agreement or as set forth above, Mr. Dwyer has not been a party to any transaction with us in which he had or is to have a direct or indirect material interest. Pursuant to the Agreement and the Share Exchange and as a shareholder of Raven, Mr. Dwyer received 182,460 shares of our common stock and cash consideration of $2,130,900 (not including his pro-rata share of $250,000 which has been reserved in a holdback account in accordance with the terms of the Agreement) in exchange for his 613,000 shares of Raven common stock.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder as of November 13, 2006. The third column lists the shares of common stock being offered by this prospectus by the selling shareholders. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

The following information sets forth the beneficial ownership of our shares of common stock by each of the selling shareholders as of November 13, 2006 and gives effect to securities deemed outstanding and beneficially owned pursuant to Rule 13d-3(d)(1) under the Exchange Act.

Name of Selling Shareholder	Number of Shares Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Owned After Offering

Robert V. Dwyer	182,460	80,000	102,460

Christopher R. Dwyer	11,162	11,162	0

Daniel J. Dwyer	11,162	11,162	0

Deborah Dwyer	2,977	2,977	0

Russ Nyberg	2,977	2,977	0

Robert Bradley	2,977	2,977	0

Robert V. Dwyer III	2,382	2,382	0

Coreen Wees	2,382	2,382	0

R. Leo Dwyer	2,382	2,382	0

Eileen Barnett	2,382	2,382	0

USE OF PROCEEDS

The selling shareholders will receive the net proceeds from the sale of their shares of common stock. We will not receive any proceeds from these sales.

DETERMINATION OF OFFERING PRICE

The selling shareholders may use this prospectus from time to time to sell their common stock at a price determined by the shareholder selling the common stock. The price at which the common stock is sold may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

PLAN OF DISTRIBUTION

We are registering the shares of common stock to permit the resale of these shares of common stock by the holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;

•	sales pursuant to Rule 144;
•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF SECURITIES

We have previously registered our common stock under the Exchange Act by filing a Form 8-A.

LEGAL MATTERS

Certain legal matters have been passed upon for us by Andrew N. Bernstein, P.C., 5445 DTC Parkway, Suite 520, Greenwood Village, Colorado 80111.

EXPERTS

Our balance sheets for the years ended March 31, 2006 and 2005 and our statements of income, stockholders’ equity and cash flows for the years then ended, incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year then ended March 31, 2006, have been audited by Ehrhardt Keefe Steiner & Hottman PC, Denver, Colorado, as set forth in their report included therein and incorporated by reference. Our financial statements referred to above are incorporated by reference in reliance upon such report and upon the authority of such firm as an expert in auditing and accounting.

Our future financial statements and reports thereon of Ehrhardt Keefe Steiner & Hottman PC also will be incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent said firm has audited those financial statements and consented to the use of their reports thereon.